PROSPECTUS Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-120095

                       EMERGENCY FILTRATION PRODUCTS, Inc.
                        8,600,000 Shares of Common Stock



     This prospectus relates to the resale by the selling stockholders of up to 8,600,000 shares of our common stock, including 3,000,000 shares of common stock, par value $.001, up to 3,600,000 issuable upon the exercise of Class A common stock purchase warrants and up to 2,000,000 issuable upon the exercise of Class B common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "EMFP". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on October 27, 2004, was $0.45.

     Investing in these securities involves significant risks. See "Risk Factors" beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is November 12, 2004.

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TABLE OF CONTENTS


Where You Can Find More Information...........................................3

Forward-Looking Statements....................................................3

Prospectus Summary............................................................5

Recent Developments...........................................................6

Risk Factors..................................................................8

Use of Proceeds...............................................................14

Selling Stockholders..........................................................15

Plan of Distribution..........................................................17

Description of Capital Stock..................................................18

Legal Matters.................................................................19

Experts.......................................................................19

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC' s website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Any information that we incorporate by reference is automatically updated and superseded if information contained in this prospectus modifies or replaces that information. In addition, any information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus. You must look at all of our SEC filings that we have incorporated by reference to determine if any of the statements in a document incorporated by reference have been modified or superseded.

     We incorporate by reference the document listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares registered hereby have been sold:

     o Our annual report on Form 10-KSB for the year ended December 31, 2003 (File No. 000-27421).

     o Our quarterly report on Form 10-QSB for the quarter ended June 30, 2004 (File No. 000-27421).

     o Our current reports of Form 8-K for the past fiscal year, including the Form 8-K filed October 4, 2004 (File No.000-27421).

     A copy of our above-mentioned Form 10-KSB, Form 10-QSB and Form 8-K are being delivered with this prospectus. You may request additional copies of these filings at no cost, by writing or telephoning us at the following address or phone number:

         175 Cassia Way, Suite A115
         Henderson, Nevada 89014
         Attention:  Chief Financial Officer
         (702) 558-5164

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.



                           FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

     In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

     Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

                               PROSPECTUS SUMMARY

     Emergency Filtration Products, Inc. was organized under the laws of the State of Nevada on November 1, 1991, under the name Lead Creek Unlimited. We filed with the Secretary of State of the State of Nevada a Certificate of Amendment changing our name to Emergency Filtration Products, Inc. on March 8, 1996, pursuant to a Plan of Reorganization. There was no change, however, in our majority ownership related to this Plan of Organization. Until February 9, 1996, we conducted no business. On February 9, 1996, we entered into an agreement to acquire title to a technology in the emergency respiration equipment field and commenced the development, production and sale of this equipment.

     Currently, we are in the business of producing masks and filters for medical devices that are designed to reduce the possibility of transmission of contagious diseases. We are also distributors of a blood clotting device for surgery, trauma and burn wound management.

     For the three months ended June 30, 2004, we generated net losses of $515,082 as compared to $366,676 for the comparable period in 2003. In addition, for the year ended December 31, 2003, we generated limited revenue in the amount of $764,025 and incurred losses in the amount of $706,455. As a result of recurring losses from operations and a net deficit in both working capital and stockholders' equity, our auditors, in their report dated January 27, 2004, have expressed substantial doubt about our ability to continue as a going concern.

     Our principal executive office is located at 175 Cassia Way, Suite A115, Henderson, NV 89014. Our telephone number is (702) 558-5164 and our fax number is (702) 567-1893.

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
The Offering

-------------------------------------------------------------- -------------------------------------------------------
Common stock offered  by selling stockholders..................8,600,000 shares of common stock, including 3,000,000 shares of common stock par value $.001, up to
                                                               3,600,000 issuable upon the exercise of Class A
                                                               common stock purchase warrants and up to 2,000,000
                                                               issuable upon the exercise of Class B common stock
                                                               purchase warrants.  This number represents 22% of our
                                                               total number of shares outstanding assuming the
                                                               exercise of all common stock purchase warrants
                                                               included in this prospectus.

-------------------------------------------------------------- -------------------------------------------------------
Common stock to be outstanding after the offering............. Up to 39,247,848 shares assuming the exercise of all of the Class A and Class B common stock purchase
                                                               warrants included in this prospectus.

-------------------------------------------------------------- -------------------------------------------------------
Use of proceeds............................................... We will not receive any proceeds from the sale of the common stock.  However, we will receive the exercise
                                                               price for any shares of common stock delivered in
                                                               connection with the exercise of the Class A and Class
                                                               B common stock purchase warrants.  We expect to use
                                                               the proceeds received from the exercise of the Class
                                                               A and Class B common stock purchase warrants, if any,
                                                               for general working capital purposes.  We have
                                                               received gross proceeds in the amount of $750,000
                                                               from the sale of common stock and common stock
                                                               purchase warrants in connection with the private
                                                               offering.

-------------------------------------------------------------- -------------------------------------------------------
OTCBB Symbol.................................................. EMFP

-------------------------------------------------------------- -------------------------------------------------------

     The above information regarding common stock to be outstanding after the offering is based on 33,647,848 shares of common stock outstanding as of October 21, 2004 and assumes the exercise of warrants by our selling stockholders.


                               RECENT DEVELOPMENTS

     To obtain funding for our ongoing operations, on September 30, 2004, we entered into a Subscription Agreement with Greenwich Growth Fund Limited, Whalehaven Capital Fund Limited and Stonestreet Limited Partnership, each an accredited investor, pursuant to an offering conducted under Rule 506 of Regulation D, as promulgated under the Securities Act of 1933. In connection with the offering, we sold 3,000,000 shares of common stock at a purchase price of $0.25 per share, pursuant to which we received gross proceeds of $750,000. In connection with this offering, we also issued (i) Class A Warrants for the purchase of 3,600,000 shares of common stock; and (ii) Class B Warrants for the purchase 2,000,000 shares of common stock. The Class A Warrants are exercisable at $0.30 per share for a two year period. The Class B Warrants are exercisable at $.001 per share 120 days after the date of closing for a period of five years. However, the Class B Warrants will expire in the event that we provide the investors within 120 days from the issue date of the Class B Warrants with validation and acknowledgment, in the form of a letter or statement from the United States Department of Defense, that our products are approved for military use and/or can be used in military applications.

     We are obligated to register the shares of common stock issued and the shares issuable upon the exercise of the warrants as part of this registration statement. This registration statement must be filed by October 30, 2004. If the registration is not effective within 150 days, we will be obligated to pay penalties to the investors of 2% of the total purchase price per month, pro rated on a daily basis until this registration statement is declared effective. We will bear all the costs of this registration statement.

     As part of the transaction, we paid $75,000 as a finders fee and issued warrants to a finder for the purchase of 600,000 shares of common stock exercisable at $0.30 per share for two years to First Montauk Securities Corp. We also paid escrow and related transaction expenses of $19,250.

     On September 30, 2004, we issued an additional 1,055,556 shares of our common stock in lieu of outstanding debt as follows:

          o    250,000 shares to our President for past due wages;
          o    250,000 shares to our Secretary/Treasurer for past due wages;
          o    130,556 shares to our Chief Financial Officer for past due wages;
          o    400,000 shares to our directors for past board service; and
          o 25,000 shares to an outside individual not associated with our company for past services performed.

     On September 15, 2004, we adopted our 2004 Stock Option and Award Plan (the "Plan") under which options to acquire our common stock or bonus stock may be granted from time to time to employees, including our officers and directors and/or our subsidiaries. In addition, at the discretion of the board of directors or other administrator of the Plan, options to acquire our common stock or bonus stock may from time to time be granted under the Plan to other individuals who contribute to our success or to the success of our subsidiaries but who are not our employees. A total of 2,500,000 shares of our common stock may be subject to, or issued pursuant to, Options or Stock Awards granted under the terms of the Plan. As of September 30, 2004, 1,479,000 shares of our common stock were issued pursuant to the Plan for the services of various individuals to our company.

     For more information with respect to the Plan, please see our Form S-8 filed with the Securities and Exchange Commission on September 29, 2004.

     In September 2004, we announced that we have been awarded a Prototype Development/Testing/Evaluation Grant (PDT&E) to develop a testing protocol for filter media on behalf of the U.S. Military. As part of this project, we will begin testing our licensed nano-enhanced filter media at Edgewood Chemical Biological Center in Edgewood, Maryland. The testing and evaluation process is expected to take approximately one month to complete, following which (assuming positive testing results), we expect to sub-license our nano-enhanced filter media to a Department of Defense approved manufacturer to enhance existing filtration products that are currently used by the U.S. Air Force, Army and Navy, as well as to commence development of new product applications that will serve to better protect U.S. Military personnel.

     On October 21, 2004, we announced that our partner, Itochu Techno Chemical Inc., has obtained a Certificate of Import and a Certificate of Sale from Koseisho (the Japanese Ministry of Health and Welfare, akin to the U.S. FDA) to immediately begin importing and selling our RespAide, Vapor Isolation Valve and Series One Breathing Circuit Filter products in Japan. We and Itochu Techno Chemical have been collaborating for over 18 months in order to help bring our products to market in Japan, as well as preparing a feasibility study to expand distribution to other Asian countries, with possible global expansion.

                                  RISK FACTORS

     If you purchase shares of our common stock, you will take on a financial risk. In deciding whether to invest, you should consider carefully the following factors, the information contained in this prospectus and the other information to which we have referred you. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Relating to Our Business

     Some of the statements contained in this registration statement discuss future expectations, or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors, several of which are beyond Emergency Filtration's control that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In light of the risks, assumptions, and uncertainties involved, there can be no assurance that the forward looking information contained in this Registration Statement will in fact transpire or prove to be accurate.

Due to our history of operating losses, our auditors are uncertain that we will be able to continue as a going concern.

     The financial statements have been prepared assuming that we will continue as a going concern. During the quarter ended June 30, 2004, we suffered a net loss of $515,082. During the fiscal years ended December 31, 2003 and 2002 we suffered net losses of $706,455 and $1,140,667, respectively. At June 30, 2004 there was a working capital deficit of $266,314. The independent auditors' report issued in conjunction with the financial statements for the year ended December 31, 2003 contains an explanatory paragraph indicating that the foregoing matters raise substantial doubt about our ability to continue as a going concern.

     There is no assurance that we can generate net income, increase revenues or successfully expand our operation in the future.

Our business operations will be harmed if we need and are unable to obtain additional funding.

     We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2004. We do not know whether additional financing will be needed or available when needed, or if it is available, whether it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain opportunities for the provision of our technology and products.

If we cannot generate adequate sales of our products, then we may be forced to cease operations.

In order to succeed as a company, we must continue to develop commercially viable products and sell adequate quantities at a high enough price to generate a profit. We may not accomplish these objectives. Even if we are successful in increasing our revenue base, a number of factors may affect future sales of our product. These factors include:

          -    Whether competitors produce superior products

          - Whether the cost of our product continues to be competitive in the marketplace.

Because we have limited experience, we may be unable to ascertain risks relating to the industry and therefore, we may not be able to successfully market and distribute our products.

We have limited experience in the marketing of medical products and may not be aware of all the customs, practices and competitors in that industry. The consultants that we plan to retain may not have had sufficient experience to enable us to completely understand the characteristics of the industry. There can be no assurance that we will properly ascertain or assess any and all risks inherent in this industry.

In addition, our success depends, in part, on our ability to continue marketing and distributing our products effectively. We have limited experience in the sale or marketing of medical products. We have limited marketing or distribution capabilities and we will need to retain consultants that have contacts in and understand the medical products marketplace. We may not be successful in entering into new marketing arrangements, whether engaging independent distributors or recruiting, training and retaining a larger internal marketing staff and sales force.

Intense competition could harm our financial performance and the value of your investment.

There are a number of companies, universities and research organizations actively engaged in research and development of technology that may be similar to our processes. Our competitors may have substantially greater assets, technical staffs, established market shares, and greater financial and operating resources than we do. There is no assurance that we can successfully compete.

Since there may be competing products in the future, we may experience price declines.

Some of our competitors are larger and better financed with more resources to devote to development and technological innovation. If such competitors develop products that can be produced less expensively than our products, we could suffer the adverse effects of a price decline which may affect our profitability.

Since our chief financial officer is not employed on a full-time basis, our company does not have the benefit of his day-to-day oversight.

Our Chief Financial Officer, Mr. Steve Hanni, is employed on a part-time basis and currently devotes approximately 30-40% of his time and efforts to our company. Because he does not devote 100% of his time and efforts to us and is not there daily to oversee the day-to-day financial operations, your investment risk is greater.

Since we occasionally experience inventory delays and shortages that delay the production of our products, our revenue stream may be affected.

During 2003, we incurred production delays caused by materials shortages and product redesign efforts on our environmental masks produced in Taiwan. Currently, we are not producing our environmental masks in Taiwan and have placed such production on hold. We intend to re-commence production of our environmental masks in Taiwan at such time as we deem appropriate. If we experience significant material shortages and delays in the future or are unable to re-commence production in Taiwan, revenue could significantly be affected by decreased sales and lost customers. . In addition, we cannot assure you that once we re-commence production of our environmental masks in Taiwan, we will attain yields at high throughput that will result in profitable gross margins or that we will not experience manufacturing problems which could result in delays in delivery of orders. If demand for our products exceeds our manufacturing capacity, we could develop a substantial backlog of customer orders. For example, if we experience a significant increase in the demand for our products due to a significant increase in foreign viruses and diseases such as SARS (Severe Acute Respiratory Syndrome), a delay in production may occur due to a limited amount of product raw materials in those foreign markets.

Since our Board approves our own compensation and we do not have a formal plan or standard agreement with our directors for such compensation that has been submitted to shareholders for approval, there is a potential conflict of interest.

We do not have a formal plan or standard agreement with our directors for annual compensation in cash or shares. Director compensation is paid at the discretion of the Board of Directors on an annual basis. During 2004, each continuing director received 100,000 shares of common stock as compensation for their services. In addition, during 2002, each continuing director received 100,000 shares of common stock as compensation for their services. The shares were not issued pursuant to a stock plan and were not voted on by the shareholders. Nevada statutes provide that the board, without regard to personal interest, may establish its own compensation for services in any capacity. Such compensation is presumed to be fair to the corporation. However, this means of providing for director compensation has a potential for conflicts of interest since directors are approving their own compensation.

Because of our reliance on trade secrets, we may be at risk for potential claims or litigation related to our technology.

In certain cases, where the disclosure of information required to obtain a patent would divulge proprietary data, we may choose not to patent parts of the proprietary technology and processes which we have developed or may develop in the future and rely on trade secrets to protect the proprietary technology and processes. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. We may also be subject to claims by other parties with regard to the use of technology information and data which may be deemed proprietary to others.

Because our auditors have expressed a going concern opinion, our ability to obtain additional financing could be adversely affected.

We have incurred significant losses, which have resulted in an accumulated deficit of $8,172,781 at December 31, 2003. Because of these continued losses and our accumulated deficit, we have included a going concern paragraph in Note 1 to our financial statements included in our Form 10-KSB for the year ended December 31, 2003 and our Form 10-KSB for the year ended December 31, 2002, addressing substantial doubt about our ability to continue as a going concern. This going concern paragraph could adversely affect our ability to obtain favorable financing terms in the future or to obtain any additional financing if needed. Management can offer no assurance with respect to its ability to create additional revenues, obtain additional equity financing or execute its long-term business plan.

Because we have not held regular shareholders' meetings, your ability to exercise your voting rights may be limited.

We have only held one annual shareholders' meeting since our inception. Because of this, your ability to exercise any voting rights on shareholder issues, as they arise, may be limited. Both Nevada state law and our bylaws provide for annual shareholders' meeting specifically for the election of directors. However, both the Nevada statutes and our bylaws include provisions that state that directors continue to hold office until successors are elected and qualified. Failure to hold an annual meeting and election of directors does not dissolve the corporation or affect the authority of corporate actions taken by directors in office.

We have only held one annual shareholder meeting because we have not had the financial resources to hold such a meeting in the past. However, we believe that shareholders' meetings are an important corporate responsibility and, accordingly, we held a shareholders' meeting on May 6, 2004 for the purpose of electing directors and ratifying the selection of auditors. We intend to hold our second annual shareholder meeting in the year 2005.

Since a vast majority of our revenues are from the US government, we are subject to sudden changes in revenues due to international affairs and conflicts.

Historically, approximately 80-95% of our revenues have derived from sales to the US government. Government orders from the military are dependent on current foreign affairs and international conflicts and the need for emergency products in the US military. If this high percentage of sales related to government orders does not continue in the future, it will substantially impact the success of our business plans.

Because our products must be compatible with products produced by other entities, we could be required to expend resources to meet any changes in product design.

Certain products that we sell, such as the disposable filters for BVM bags, must be compatible with products produced by other entities. In addition, our filters are also used in numerous ventilation and respiratory equipment that must be compatible with our products. We produce our products to be compatible with these other products, but we have no agreements or understandings with the producers to consult with us or notify us on any product changes. For instance, should a change occur in a product for which we provide a filter, we may have to make costly adjustments to ensure compatibility or our product sales and revenues could be substantially impacted.

We may have some liability that could affect our financial condition in connection with our sale of shares of another issuer that may not have been properly registered with the SEC

We sold shares of Centrex, Inc., an unrelated third party, pursuant to what may be a non-conforming prospectus that did not list us as a selling shareholder. This sale could result in civil liability to the purchaser for the consideration paid, $42,000, plus interest less any income the purchaser realized from a subsequent sale or damages if the purchaser no longer owns the shares. At the time of the sale, we believed that the shares were properly registered. Because of this transaction, we may also have some additional liability for violation of laws or regulations governing unlawful sales of securities in interstate commerce, although any such violation was inadvertent.

                           Risks Related To Our Stock

Future sales of our common stock may cause our stock price to decline.

     Our stock price may decline by future sales of our shares or the perception that such sales may occur. If we issue additional shares of common stock in private financings under an exemption from the registration laws, then those shares will constitute "restricted shares" as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

     Some of our outstanding restricted shares of common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock's market price to decline. See "Description of Securities."

Our stock price can be extremely volatile.

     Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of the common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

We do not expect to pay dividends.

     We have not paid dividends since inception on our common stock, and we do not contemplate paying dividends in the foreseeable future on our common stock in order to use all of our earnings, if any, to finance expansion of our business plans.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.


     Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

          o that a broker or dealer approve a person's account for transactions in penny stocks; and

          o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

          o obtain financial information and investment experience objectives of the person; and
          o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

          o sets forth the basis on which the broker or dealer made the suitability determination; and
          o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

     This registration statement relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we could receive funds upon exercise of the Class A and Class B common stock purchase warrants held by the selling stockholders. We expect to use the proceeds received from the exercise of the common stock purchase warrants, if any, for general working capital purposes.

                              SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, the selling stockholders will not continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                            Total Shares of   Total           Shares of Common Beneficial        Percentage  Beneficial  Percentage
                            Common Stock      Percentage of   Stock Included   Ownership Before  of Common   Ownership   of Common
                            Issuable Upon     Common Stock,   in Prospectus(1) the Offering*     Stock Owned After the   Stock Owned
                            Conversion of     Assuming Full                                      Before      Offering    After
Name                        Debentures and/or Conversion                                         Offering*     (4)       Offering
                            Warrants                                                                                       (4)
--------------------------- ----------------- --------------- ---------------- ----------------- ----------- ----------- -----------
Stonestreet, L.P.  (3)      4,266,667 (5)     13.31%           Up to 4,266,667    3,697,155 (2)        9.99%     --             --
c/o Canaccord Capital Corp.                                   shares of common
320 Bay Street, Suite 1300                                          stock
Toronto, Ontario M5H 4A6
Canada

Whalehaven Capital Fund     2,133,333 (6)      7.13%           Up to 2,133,333    2,133,333 (2)        7.13%     --             --
Ltd. (3)                                                      shares of common
14 Par-Laville Road, 3rd                                            stock
Floor
Hamilton, Bermuda HM08


Greenwich Growth Fund Ltd.  1,600,000 (7)      5.44%           Up to 1,600,000    1,600,000 (2)       5.44%%     --             --
(3)                                                           shares of common
14 Par-Laville Road, 3rd                                            stock
Floor
Hamilton, Bermuda HM08


First Montauk Securities      150,000 (8)         **            Up to 150,000       150,000 (2)           **     --             --
Corp. (3)                                                     shares of common
328 Newman Springs Road                                             stock
Red Bank, NJ 07701

Ernest Pellegrino             225,000 (9)         **            Up to 225,000       225,000 (2)           **     --             --
328 Newman Springs Road                                       shares of common
Red Bank, NJ 07701                                                  stock

Max Povolotsky                225,000 (9)         **            Up to 225,000       225,000 (2)           **     --             --
328 Newman Springs Road                                       shares of common
Red Bank, NJ 07701                                                  stock

* These columns represents the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 9.99% limitation with respect to the remaining selling stockholders.

**Less than one percent.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares, which the selling stockholders have the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) The selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and additional investment rights and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with
Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Stonestreet Limited Partnership is a private investment fund that is owned by all its investors and managed by Ms. Libby Leonard and Mr. Michael Finkelstein. Ms. Libby Leonard and Mr. Michael Finkelstein may be deemed control persons of the shares owned by such entity, with final voting power and investment control over such shares. Whalehaven Capital Fund Ltd. is a licensed mutual fund that is owned by shareholders which change from month to month and is managed by Michael Finkelstein. Evan Schemenauer, Arthur Jones and Jennifer Kelly may be deemed control persons of the shares owned by such entity, with final voting power and investment control over such aims. Greenwich Growth Fund Ltd. is a licensed mutual fund that is owned by shareholders which change from month to month and is managed by Meridan Fund Management Ltd. Evan Schemenauer, Jonathan Walk and Don Dunstan may be deemed control persons of the shares owned by such entity, with final voting power and investment control over such aims.

(4) Assumes that all securities registered will be sold.

(5) Represents (i) 1,600,000 shares of common stock, (ii) 1,600,000 Class A warrants exercisable at $0.30 per share for a two year period, and (iii) 1,066,667 Class B warrants exercisable at $.001 per share 120 days after the date of closing for a period of five years. However, the Class B Warrants will expire in the event that we provide the investors within 120 days from the issue date of the Class B Warrants with validation and acknowledgment, in the form of a letter or statement from the United States Department of Defense, that our products are approved for military use and/or can be used in military applications.

(6) Represents (i) 800,000 shares of common stock, (ii) 800,000 Class A warrants exercisable at $0.30 per share for a two year period, and (iii) 533,333 Class B warrants exercisable at $.001 per share 120 days after the date of closing for a period of five years. However, the Class B Warrants will expire in the event that we provide the investors within 120 days from the issue date of the Class B Warrants with validation and acknowledgment, in the form of a letter or statement from the United States Department of Defense, that our products are approved for military use and/or can be used in military applications.

(7) Represents (i) 600,000 shares of common stock, (ii) 600,000 Class A warrants exercisable at $0.30 per share for a two year period, and (iii) 400,000 Class B warrants exercisable at $.001 per share 120 days after the date of closing for a period of five years. However, the Class B Warrants will expire in the event that we provide the investors within 120 days from the issue date of the Class B Warrants with validation and acknowledgment, in the form of a letter or statement from the United States Department of Defense, that our products are approved for military use and/or can be used in military applications.

(8) Represents 150,000 Class A Warrants issued to First Montauk Securities Corp., exercisable at $.30 per share for a two year period which has acquired these securities in the ordinary course of business as compensation for services performed on our behalf.

(9) Represents (i) 225,000 Class A Warrants issued to Mr. Ernest Pellegrino, and
(iii) 225,000 Class A Warrants issued to Mr. Max Povolotsky exercisable at $.30 per share for a two year period. Mr. Pellegrino and Mr. Povolotsky are affiliated with First Montauk Securities Corp., a broker-dealer, and have acquired these securities in the ordinary course of business as compensation for services performed on our behalf.



                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders. We are paying all costs, expenses and fees in connection with the registration of shares offered by this prospectus. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling stockholders.

     Sales or dispositions of shares of common stock may be effected from time to time in public or private transactions permitted by the Securities Act, including block transactions, on the Over the Counter Bulletin Board or any other national securities exchange or quotations service listing or quoting the common stock at the time of sale, in transactions other than on these exchanges or systems, in the over the counter market, in negotiated transactions or a combination of these methods, at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices.

     We have no knowledge of the existence or the terms of any agreements, understandings or arrangements entered into by the selling stockholders with underwriters or broker-dealers regarding the sale of their shares of stock. The selling stockholders may effect transactions by selling common stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of common stock for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid to a particular broker-dealer might be in excess of customary commissions.

     In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

     The selling stockholders and any broker-dealers that act in connection with the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     In addition, any securities covered by this prospectus that qualify for re-sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus.

     The selling stockholders will be subject to prospectus delivery requirements under the Securities Act. In the event of a "distribution" of shares by a selling stockholder, such selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, as amended, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     Our authorized capital stock consists of 50,000,000 shares, par value $.001 per share. There are 33,647,848 shares of common stock issued and outstanding as of October 21, 2004.

    The following is a description of the material terms of our common stock.

Common Stock

     We were initially incorporated with an authorized capital of 2,500 shares of no par value common stock. On July 11, 1996, our Board of Directors unanimously resolved to (i) increase the authorized capital to 50,000,000 shares of common stock, with a proportional increase in the stockholdings of each then-existing stockholder in the ratio of 20,000 shares for one; (ii) increase the par value to one mill ($0.001) per share; and (iii) effect a reverse split of the then-outstanding shares of our common stock on the basis of one new share for every 13.0091 shares then issued and outstanding, with fractional shares being rounded up to the next highest number of shares.

     All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of our common stock issued and outstanding are fully-paid and nonassessable. Holders of the common stock are entitled to share pro rata in dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available therefore.

Transfer Agent

     Our transfer agent is American Registrar & Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111.

                                 LEGAL MATTERS

     The validity of the issuance of the shares being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

The financial statements for the year ended December 31, 2003 and incorporated in this prospectus, to the extent and for ihe period indicated in their report, have been audited by Piercy Bowler Taylor & Kern, independent public accountants, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2002 incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph expressing substantial doubt as to Emergency Filtration's ability to continue as going concern) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.